Kyle L. Tingle CPA, LLC
PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Galenfeha, Inc. of our report dated March 24, 2014, relating to our audits of the financial statements included in the Annual Report on Form 10-K of Galenfeha, Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

Kyle L. Tingle, CPA, LLC
Las Vegas, Nevada
July 10, 2014

3145 E. Warm Springs Road • Suite 200 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com